Exhibit 3.10

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20190026592-06 Filing Date and Time 01/22/2019 8:00 AM Entity Number E0322312010-2

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Wu Ba Superior Products Holding Group Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

750,000,000 shares of common stock, par value $0.001 per share; 100,000,000 shares of preferred stock, par value $0.001 per share, of which 10,000,000 shares, par value $0.001, are designated as Series A Preferred Stock.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

750,000,000 shares of common stock, par value $0.001 per share; 100,000,000 shares of preferred stock, par value $0.001 per share, of which 10,000,000 shares, par value $0.001, are designated as Series A Preferred Stock.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

At the effective date and time of the reverse stock split, one (1) share of common stock will be issued for every one hundred (100) shares of commons stock outstanding.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares will be rounded up to the next whole share of common stock. No shareholder with greater than 100 shares prior to the reverse split shall be reduced to lower than 100 shares after the Reverse Split.

7. Effective date and time of filing: (optional)                                                                                               Date: January 23, 2019 Time: 9:00 AM

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

/s/ Chen Yanhuan	DIRECTOR, President, CEO
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 1-5-15